EXHIBIT 10.1

FY 2015 Annual Incentive Plan

April 2014 – March 2015

2015 Annual Incentive Plan                                                                        Hamilton Bank

Objectives

The purpose of Hamilton Bank (“Hamilton” or “Bank”) annual incentive plan is to motivate and reward senior management for their contributions to the performance and success of the Bank.  Hamilton’s incentive plan focuses on the financial measures that are critical to the company’s growth and profitability.  This document summarizes the elements and features of the Plan.

The objectives for Hamilton’s Incentive Plan are as follows:

•	Recognize and reward achievement of Bank’s annual business goals.

•	Motivate and reward superior performance.

•	Attract and retain talent needed to grow the Bank.

•	Be competitive with market.

•	Encourage teamwork and collaboration among the Bank’s leadership.

•	Increase engagement and commitment to the Bank.

•	Ensure appropriate risk balance in plan design and governance policies.

Plan Year

The annual incentive plan follows the Bank’s fiscal year, April 1st to March 31st. The Plan will be reviewed annually by the Compensation Committee and Executive Management to ensure proper alignment with the Bank’s business objectives.

Eligibility/Participation

Participation – Each year the participants will be proposed by the CEO and approved by the Compensation Committee.  For 2015 plan year, the CEO and his direct reports (e.g. 7-8 officers) will participate in the annual incentive plan.

Eligibility – Senior management (e.g. CEO and his direct reports) are eligible to participate. To participate in the plan, the employee should meet the following requirements:

•	Employees must be hired by December 31st of the plan year to participate.

•	Employees hired between April 1st – December 31st of the plan year will receive a pro-rata award based on the eligible earnings for the year.

•	Employees hired after January 1st must wait until the following plan year to participate.

•	Participants must be employed at the time of incentive distribution to receive an incentive award except in the case of death, disability and retirement.

2015 Annual Incentive Plan                                                                        Hamilton Bank

•	Participants must maintain a performance level of “Fully Achieved Standards” in the Company’s annual performance review to be eligible for an incentive award.

Incentive Award Opportunity

Each participant will have a target award (expressed as a percentage of eligible earnings) and range that defines their incentive opportunity. Actual awards will be allocated based on specific performance goals defined for each participant and will range from 0% to 150% of target incentive.  The table below summarizes target incentives for the 2014 plan year.

2015 Short-Term Incentive Targets
Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (150%)
President & CEO	0%	10%	20%	30%
EVP & Sr. VPs	0%	7.5%	15%	22.5%
VPs	0%	5%	10%	15%

Performance Gate/Trigger
To activate the annual incentive plan, 80% of budgeted Net Income must be met.  If the Bank’s net income does not achieve this trigger, the entire plan will “turn off” and no awards will be made under this plan.

Performance Measures

The Incentive Plan will reward Bank performance through four key performance measures: Net Income, Net Loan Growth, Efficiency Ratio, and Net Charge-Offs over Average Loans.

Hamilton’s target performance will be defined by Management and approved by the Board of Directors each year.  Goals will be defined at three levels (threshold, target and stretch) to correspond with the Bank’s strategic objectives and budgetary plans.

Performance Measures	Performance Goals			Weight
	Threshold	Target	Stretch
Net Income	Bank has to show a Net Income profit by year end			50%
Net Loan Growth	$13.5M	$18M	$22.5M	20%
Efficiency Ratio	97.65%	95.75%	93.85%	15%
NCOs / Avg. Loans	1.05%	0.70%	0.35%	15%
Total				100.0%

2015 Annual Incentive Plan                                                                        Hamilton Bank

Payouts

Payouts will be made in cash after the completion of the annual performance period (April – March) and after the Committee has reviewed and approved audited performance results.  Participants must be employed at the time of award in order to receive payment.

Incentive compensation will be tracked and paid annually within approximately 75 days following the conclusion of the company’s fiscal year.  In no event will a payment be paid later than June 15 of the plan year.

Each participant’s payout is calculated on eligible earnings.  Eligible earnings reflect the base salary actually paid during the course of the year. The actual incentive calculation is then based on each participant’s performance goals as outlined above.  Payouts are also subject to discretionary adjustments at the recommendation of the Bank’s CEO.

Actual payouts for each performance goal will be interpolated between threshold and maximum levels to reward incremental improvement.

Performance of each specific goal (e.g. Net Income, Net Loan Growth, Efficiency Ratio, and Net Charge-Offs over Average Loans) is calculated independently to determine the payout for the goal.  The sum of the awards for each performance measure determines the total incentive award.

If Incentive Payouts will cause a negative net income for the fiscal year, NO incentives will be paid.

Committee Discretion on Payouts

The Compensation Committee reserves the right to amend, modify and adjust payouts as needed to reflect business environment, market conditions and credit quality that may affect the Bank’s performance, financial soundness and incentive plan funding.

Illustration of Sample Performance Scorecard

Below is an illustration of how the plan might work.  We assume base salary of $150,000 and an incentive target of 15% ($22,500).  Threshold payout opportunity equals 50% of target while stretch payout opportunity equals 150% of target.  This participant’s payout of $22,500 is 100% of target.  The payout reflects Net Income and Net Loan Growth performance at target, Efficiency ratio performance at threshold and NCO / Avg. Loans performance at stretch.

Net Income	$500,000	50%	$11,250	Target	100%	$11,250
Net Loan Growth	$18M	20%	$4,500	Target	100%	$4,500
Efficiency Ratio	95.75%	15%	$3,375	Threshold	50%	$1,687.50
NCOs / Avg. Loans	0.70%	15%	$3,375	Stretch	150%	$5,062.50
Total		100.00%	$22,500	100% Payout		$22,500.00

2015 Annual Incentive Plan                                                                        Hamilton Bank

Terms and Conditions

Program Administration

The Program is authorized by the Board of Directors and administered by the Compensation Committee. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants.

Program Changes or Discontinuance

Hamilton has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan features as it deems appropriate.

Incentive Award Payments

 Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of Hamilton. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Hamilton or the Committee and the participant or any other person. Nothing herein will be construed to require Hamilton or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

Leave of Absence

In the event of an approved leave of absence, payout for the year will be pro-rated to reflect the time in active status.  For example, a participant on leave status for 13 weeks during a Plan year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave (e.g. calculated on the eligible earnings).

Termination of Employment

If a Plan participant is terminated by the Bank, no incentive award will be paid.  To encourage employees to remain in the employment of Hamilton, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award.  (See exceptions for death, disability and retirement below)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be pro-rated (e.g. calculated on the eligible earnings).

In the event of death, Hamilton will pay to the participant’s estate the pro-rated award that had been earned by the participant for the Plan period.

Individuals who retire will receive the pro-rated payment if they are actively employed until December 31st of the Plan year.

2015 Annual Incentive Plan                                                                        Hamilton Bank

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Clawback (will be updated subject to final regulations)

In the event that Hamilton is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NASDAQ), the Board has the ability to seek recoupment from the participants of the plan for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods.  For purposes of this policy, (i) the term “incentive awards” means awards under the Bank’s Annual Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Hamilton, nor will the Plan interfere with the right of Hamilton to discharge any participant at any time. In the absence of an authorized, written employment contract, the relationship between employees and Hamilton is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Maryland. Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Hamilton and its employees and should not be shared outside the organization.

2015 Annual Incentive Plan                                                                        Hamilton Bank

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan.

HAMILTON BANK

09/19/14                                                                                                By: /s/ Robert A. DeAlmedia
Date